Exhibit 99.1

Summit Wireless Technologies Prices Follow-On Offering of Common Stock

San Jose, CA – May 22, 2019 -- Summit Wireless Technologies, Inc (NASDAQ: WISA), a leading provider of immersive, wireless sound technology for intelligent devices and next-generation home entertainment systems and founding member of the WiSA Association, today announced the pricing of its follow-on public offering of 4,075,726 shares of its common stock at a price to the public of $1.33 per share, for total gross proceeds of approximately $5.4 million. Summit intends to use the net proceeds of the offering for general corporate purposes, including working capital and product development.

Alexander Capital, LP is acting as sole bookrunner for the offering.

Registration statements relating to these securities have been filed with the Securities and Exchange Commission and became effective on May 21, 2019. The offering is being made only by means of a prospectus. Copies of the final prospectus relating to and describing the terms of the offering, when available, may be obtained from Alexander Capital, LP, Attention: Bari Latterman - blatterman@alexandercapitallp.com or by calling 855-288-2539.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy such securities, nor shall there be any sale of such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Summit Wireless Technologies, Inc.

Summit Wireless Technologies, Inc. (NASDAQ: WISA) is a leading provider of immersive, wireless sound technology for intelligent devices and next generation home entertainment systems. Working with leading CE brands and manufacturers such as Harman International, a division of Samsung, LG Electronics, Klipsch, Bang & Olufsen, Xbox, a subsidiary of Microsoft, and others, Summit Wireless delivers seamless, dynamic audio experiences for high-definition content, including movies and video, music, sports, gaming/esports, and more. Summit Wireless is a founding member of WiSA, the Wireless Speaker and Audio Association and works in joint partnership to champion the most reliable interoperability standards across the audio industry. Summit Wireless, formerly named Summit Semiconductor, Inc., is headquartered in San Jose, CA with sales teams in Taiwan, China, Japan, and Korea. For more information, please visit: www.summitwireless.com.

© 2019 Summit Wireless Technologies, Inc. All rights reserved. Summit Wireless Technologies and the Summit Wireless logo are trademarks of Summit Wireless Technologies, Inc.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting Summit Wireless’ business including, our ability to predict the timing of design wins entering production and the potential future revenue associated with our design wins; our rate of growth; our ability to predict customer demand for our existing and future products and to secure adequate manufacturing capacity; consumer demand conditions affecting our customer’s end markets; our ability to hire, retain and motivate employees; the effects of competition, including price competition; technological, regulatory and legal developments; developments in the economy and financial markets and other risks detailed from time to time in Summit Wireless’ filings with the Securities and Exchange Commission.

Contact Information

Mary Magnani or Kirsten Chapman

Investor Relations

Summit Wireless Technologies

415.433.3777

summit@lhai.com